Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-1 pertaining to the common stock issuable upon exercise of the unregistered warrants that were issued as part of the October 2018 private placement of Achieve Life Sciences, Inc. of our report dated March 1, 2018 relating to the consolidated financial statements, which appears in Achieve Life Sciences, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

November 29, 2018